UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2011
ORION ENERGY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	01-33887	39-1847269

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2210 Woodland Drive, Manitowoc, WI 54220

(Address of principal executive offices, including zip code)
(920) 892-9340

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 1, 2011, Michael W. Harris was promoted to Chief Financial Officer of Orion Energy Systems, Inc. (the “Company”) after serving as the Company’s Vice President — Investor Relations since October 2010. Prior to joining the Company, Mr. Harris, age 39, was the founder and owner of, and an independent consultant with, Harris Business Solutions LLC, a financial services company, from 2005 until 2010. With Harris Business Solutions LLC, Mr. Harris provided analysis of accounting and other financial topics to portfolio managers and research analysts at money management firms as well as temporary chief financial officer services to business owners. Mr. Harris was an equity research analyst with Robert W. Baird & Co. Incorporated, a wealth management, capital markets, asset management and private equity firm, from 1999 until 2005. He also held a number of positions, including manager of accounting and auditing, with Kolb Lauwasser & Co. (now known as Kolb+Co.), a financial services company, from 1995 to 1999, and was a staff accountant with KPMG Peat Marwick, LLP (now known as KPMG LLP), an audit, tax and advisory firm, from 1994 until 1995. Mr. Harris is a certified public accountant.
     In connection with his promotion, the Company entered into a new employment agreement with Mr. Harris (the “Employment Agreement”), increased his annual base salary from $150,000 to $225,000 and agreed to grant Mr. Harris a non-qualified stock option to purchase 58,000 shares of the Company’s common stock that will vest and become exercisable at a rate of 20% per year on each of the first five anniversaries of the grant date, contingent on continued employment. In accordance with the Company’s policy on the timing of option grants, the option will have an effective grant date of the third business day following the Company’s release of its fiscal year 2011 financial results, and will have an exercise price per share equal to the closing price of a share of the Company’s common stock on the grant date.
     Under the Employment Agreement, the Company will employ Mr. Harris for an initial term through March 31, 2012, after which the Employment Agreement will automatically renew for successive terms of one year unless either party provides advance notice of non-renewal. The Employment Agreement specifies that Mr. Harris will serve as the Company’s Chief Financial Officer, and provides that he will devote his full business time and best efforts to the performance of his duties under the Employment Agreement. The Employment Agreement provides for a base salary of $225,000 for fiscal year 2012, subject to potential increase from time to time by the Company, and specifies that Mr. Harris will be entitled to participate in incentive plans and programs and other employee benefit plans generally made available to the senior executives of the Company.
     Under the Employment Agreement, if Mr. Harris’s employment is terminated without “Cause” (as defined in the Employment Agreement) or for “Good Reason” (as defined in the Employment Agreement) prior to the end of the employment period, he will be entitled to (i) a lump sum severance benefit equal to 0.75 times the sum of his base salary plus the average of the prior three years’ bonuses; (ii) a pro rata bonus for the year of the termination; and (iii) COBRA premiums at the active employee rate for the duration of Mr. Harris’s COBRA continuation coverage period. The Employment Agreement also requires Mr. Harris not to, during his employment and for two years following the termination of his employment, (x) disclose any confidential information of the Company, (y) compete with the Company or (z) solicit the employees or other persons with business relationships with the Company.
     The Employment Agreement provides that, upon a Change of Control (as defined in the Employment Agreement), the term of the Employment Agreement would automatically be extended for 1.5 years. Following the Change of Control, the Employment Agreement provides for the same base salary as before the Change of Control and a bonus opportunity at least equal to 100% of the prior year’s target award and with the same general probability of achieving performance goals as prior to the Change of Control. In addition, the Employment Agreement provides for participation in salaried and executive benefit plans that provide benefits, in the aggregate, at least as great as the benefits being provided prior to the Change of Control. The severance provisions would remain the same as in the pre-Change of Control context as described above, except that the multiplier used to determine the severance amount would increase from 0.75 to 1.5 and the post-Change of Control employment term would increase from one to 1.5 years.
     The Employment Agreement contains a “valley” excise tax provision that provides that all amounts payable to Mr. Harris under his Employment Agreement and any other of the Company’s agreements or plans that constitute change of control payments will be cut back to one dollar less than three times his “base amount,” as defined by Internal Revenue Code (“Code”) Section 280G, unless Mr. Harris would retain a greater amount by receiving the full amount of the payment and personally paying the excise taxes. Under the Employment Agreement, the Company would not be obligated to gross up Mr. Harris for any excise taxes imposed on excess parachute payments under Code Section 280G or 4999.
     Also effective April 1, 2011, Scott R. Jensen, who had served as the Company’s Chief Financial Officer since July 2008, was named the Company’s Chief Accounting Officer. Mr. Jensen, age 44, will also continue as the Company’s Treasurer. Mr. Jensen served as the Company’s Controller and Vice President of Corporate Finance since 2007, and as Director of Finance from 2004 to 2007. From 2002 to 2004, Mr. Jensen was the manager of financial planning and analysis at the Mirro Co. (a division of Newell Rubbermaid). Mr. Jensen is a certified public accountant.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORION ENERGY SYSTEMS, INC.
Date: April 7, 2011	By:	/s/ Neal R. Verfuerth
Neal R. Verfuerth
Chief Executive Officer

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